Exhibit 10.1

AMENDED AND RESTATED COAL BUY AND SELL AGREEMENT

This Amended and Restated Coal Buy and Sell Agreement (this “Agreement”) is entered into as of March 26, 2012, by and between JBM Energy Company, LLC, a Delaware limited liability company (“JBM”) and American Power Corp, a Nevada corporation (“APC”), each a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, by Quit Claim Mineral Deed dated July 8, 2005, a copy of which is attached to the Coal Agreement (as defined below) as Exhibit 1 and by this reference made a part hereof, Russell B. Pace, Jr. did convey, remise and forever quit claim unto JBM all coal mineral rights located under real property in Judith Basin County, Montana as described in Exhibit “A” attached to the aforesaid quit claim mineral deed (hereinafter referred to as the “coal property”);

WHEREAS, JBM is a party to that certain Coal Buy and Sell Agreement (the “Coal Agreement”), dated as of February 4, 2010, by and between JBM and Future Gas Holdings, Ltd., a Nevis limited liability company (“Future Gas”), conveying certain interests in the coal property to Future Gas;

WHEREAS, pursuant to that certain Assignment and Assumption of Coal Agreement, dated as of March 31, 2010, by and among JBM, Future Gas, and Teen Glow Makeup, Inc., Future Gas assigned, transferred and conveyed to Teen Glow Makeup, Inc. all of Future Gas’s rights, interests, obligations and liabilities under the Coal Agreement, and Teen Glow Makeup, Inc. accepted such assignment, transfer and conveyance, and agreed to assume, to abide by, to be responsible for and to perform, all obligations, covenants, representations, warranties and other commitments made by Future Gas under all terms and conditions of the Coal Agreement;

WHEREAS, on April 20, 2010, Teen Glow Makeup, Inc. filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada changing its name to American Power Corp.; and

WHEREAS, the Parties desire to amend and restate the Coal Buy and Sell Agreement as assigned to APC.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	PROPERTY

a.
Under the Coal Agreement, JBM agreed to convey to APC by quit claim deed all of its right, title and interest in and to the coal property it acquired from Russell B. Pace, Jr. (“Pace”) as described above, together with all easements, rights-of-way, tenements, hereditaments, appurtenances and surface use rights, owned by JBM and used or connected with the beneficial use or enjoyment of the coal property.

b.
JBM conveyed the coal property free and clear of all mortgages, liens, claims, charges, encumbrances, leases, security interests and pledges, of any kind or nature except for the royalty interest retained by JBM as provided in paragraph 4.a. below.

c.
Attached hereto as Exhibit A and by this reference made a part of this Agreement is a Map entitled “Mineral Rights Owned by Russell B. Pace, Jr. and JBM Energy Company, LLC, Judith Basin County, Montana” showing the location of all the coal and other minerals owned by Pace and JBM in Judith Basin County, Montana.

2.	EXPLORATION EXPENDITURES

a.
In addition to the purchase price as provided for in paragraph 3 below and as further consideration to JBM for the sale of the coal property, APC agrees that, not later than April 9, 2013, APC will, at APC’s sole cost and expense, drill such additional holes, take and evaluate such additional cores, as are needed to prepare (1) a reserve study setting forth the quantity and classification of proven and probable coal reserves and a valuation thereof, and (2) a mine feasibility study which includes a mining plan to produce a minimum of Fifty (50) million tons of coal.  APC agrees to produce both such studies and mining plan. APC agrees to make every effort in good faith to complete the drilling in 2012 and to have Weir International, Inc. finalize the reserve study and mine feasibility study and mining plan as soon as possible following completion of drilling.  APC also agrees to have Weir International, Inc. prepare a preliminary reserve study and mine feasibility study and mining plan based on the data available as of the date of this Agreement, which APC anticipates being available by the end of April 2012.

b.
JBM shall have the right, if it so elects, for its representative to be present at all drilling activities, and to receive copies of all drill hole records, core test evaluations and other mineral evaluations, reserve and mine feasibility studies, as they are produced.  JBM shall also have the right to take samples from the drill holes for its own use, at JBM’s expense.

3.	PURCHASE PRICE

a.
APC agreed to purchase the coal property and all rights referred to in paragraph 1.a. above, for a total purchase price of One Million Nine Hundred Fifty Thousand U.S. Dollars ($1,950,000), payable to JBM, in cash, at the times and in the amounts set forth in the following schedule of payments.

i.	Fifty Thousand U.S. Dollars ($50,000) was paid upon execution of the Coal Agreement.

ii.	One Hundred Fifty Thousand U.S. Dollars ($150,000) was paid on the closing date of the Coal Agreement.

iii.
The balance of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000) was paid by APC executing and delivering to JBM, on the date hereof, a promissory note in the principal amount of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000), which promissory note is amended and restated in connection with this Agreement in substantially the form set forth as Exhibit B hereto (the “Promissory Note”).

b.	All payments made by APC hereunder or pursuant to the promissory note shall be made by bank cashier’s checks or by bank wire to an account designated by JBM, as directed by JBM.

4.	ADDITIONAL PAYMENTS

a.
JBM will be paid a royalty of Twenty-Five Cents ($0.25) per ton on all coal when and as mined from the coal property.  APC will execute and deliver to JBM a document in form and substance acceptable to JBM establishing JBM’s right to the royalty described above, which document will be recorded in the office of the Judith Basin County Clerk and Recorder.  Upon any subsequent leasing, sale or other disposition of all or any part of the coal property, APC will take all appropriate steps to notify the acquirer of any of the coal rights of JBM’s royalty interest therein and to protect JBM’s royalty interest.

b.	JBM shall have the right to require APC, at APC’s expense, to give an accounting of all information needed to support JBM’s right to the royalty payments due hereunder.

c.
If the coal is sold by APC, other than after being mined by APC, JBM will receive ten percent (10%) of the net proceeds or other considerations received by APC after deducting APC’s total investment in the coal and a 15% annualized return on APC’s investment.

d.
If the coal is not sold but is transferred as an equity contribution in any development project, including but not limited to Coal Gasification, Coal Liquification, etc., JBM will receive an equity interest equal to ten percent (10%) of the equity interest which APC receives in such projects as a result of the contribution of the coal or any portion thereof, or ten percent (10%) of any other interests or considerations which APC receives as a result of such transfer of the coal.

5.	DOCUMENTATION PROVIDED BY JBM

a.
JBM has provided APC with certain documents, maps, reports and information concerning JBM’s coal and its envisioned coal gasification facility in Montana, as well as other matters such as transmission possibilities, and CO2 use for enhanced oil recovery and sequestration.  APC agrees that it will conduct its own independent investigation of the coal property and enters into this Agreement in full reliance thereon, and that there are no other agreements, verbal or otherwise modifying the terms of this Agreement, and that it has not relied upon any oral representations made by JBM.  JBM does not warrant the accuracy of any of the information or data contained in any of the documents or materials delivered, or to be delivered, by JBM to APC.

6.	TRANSFER OF TITLE

a.
JBM had Stephan R. Granzow of Meadowlark Search search title on the coal property.  JBM has delivered to APC title reports, abstracts and memoranda of title, prepared by Stephen R. Granzow, showing the chain of title to JBM’s coal and other minerals.  JBM has also delivered to APC a letter dated November 21, 2008 from Stephen R. Granzow, wherein Granzow states his opinion that under the Quit Claim Deed dated March 1, 1965, from Giffen Coal Mines Company to Russell B. Pace, Jr., recorded on October 15, 1969 in Book 156, page 186 in the Judith Basin Clerk and Recorder’s Office, Russell B. Pace, Jr. acquired 100% of all the coal and other mineral interests conveyed to him under said Quit Claim Deed, with the exception of 480 acres which may be owned by the Federal Government and 160.9 acres which may be owned by the State of Montana.

b.
JBM has executed a quit claim deed to APC of the coal property being sold hereunder, conveying the coal property free and clear of all mortgages, liens, claims, charges, encumbrances, leases, security interests and pledges, of any kind or nature except for the royalty interest retained by JBM as provided in paragraph 4.a. above.  The quit claim deed was in the same form and substance as the quit claim deed which JBM received from Pace, except that it included a provision reserving the royalty of 25 cents per ton on the coal as provided in paragraph 4.a.

c.
APC has executed a mortgage on the coal property and the other mineral property being conveyed by JBM and Pace to APC, securing the payments due from APC to JBM and Pace under the Coal Agreement and certain other related agreements referred to in subparagraph 10.c., and all of the obligations of APC under any such agreements.

d.
The quit claim deed executed by JBM and the mortgage executed by APC, as referred to in subparagraphs 6.b. and 6.c., was placed in escrow under an escrow agreement containing terms and conditions acceptable to both JBM and APC.  When APC completes the drilling and produces the studies and mining plan as provided in paragraph 2, makes timely all payments provided for in paragraphs 1.a., b. and c. of the Promissory Note and all payments due under the other related agreements referred to in subparagraph 10.c., the quit claim deeds will be delivered to APC and recorded, and the mortgage will be delivered to JBM and recorded.  If there is any breach or default by APC as provided in paragraph 10 below, the quit claim deeds will not be delivered to APC but will be delivered back to JBM and not recorded, and the mortgage will be delivered back to APC and not recorded.

7.	CLOSING DATE

a.
The closing date of the Coal Agreement was on April 9, 2010.  The closing occurred at Great Falls, Montana.  JBM paid pay the cost of preparing the deed, and the royalty document and the costs of recording the royalty document.  APC paid the cost of recording the deed and all other closing costs.

8.	REPRESENTATIONS AND WARRANTIES OF JBM

a.	JBM was organized as a limited liability company under the laws of the State of Delaware on May 24, 2005. JBM was qualified to do business in the State of Montana on February 3, 2006.

b.	JBM received its Federal Employer Identification No. 32-1070749 on March 15, 2006.

c.	The Management Committee of JBM consists of one (1) Manager, namely Russell B. Pace, Jr.

d.
JBM is in good standing under the laws of Delaware and Montana and has filed all reports and paid all taxes and fees required as of the date hereof by both Delaware and Montana.  JBM has the power to own its properties and to carry on its business as it is now being conducted.

e.	There are no liabilities and there is no indebtedness of JBM which, in any way, would impair the right of JBM to enter into this Agreement or to perform under it.

f.
There are no pending or threatened claims, made on behalf of anyone against JBM, or the coal property, nor are there pending or threatened actions, suits, proceedings or investigations against or affecting JBM, or the coal property, at law or in equity, before any federal, state or local court, board or other governmental or administrative agency.

g.	JBM is not in violation of any law, regulation or rule, or of any writ, judgment, injunction, order or decree of any court or government authority.

h.
JBM has the requisite authority to execute, deliver and perform this Agreement and all other agreements or instruments to be executed by JBM pursuant to this Agreement.  This Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligation of JBM which are or will be enforceable against JBM in accordance with their respective terms.

i.	The execution, delivery and performance of this Agreement will not result in the violation of any statute, regulations, judgment, writ, injunction or decree of any court or other agency.

j.
JBM has not received written notice of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated or pending or threatened against JBM or the coal property.

k.	The representations and warranties contained in this Paragraph 8 shall survive and remain in effect following the date hereof.

9.	REPRESENTATIONS AND WARRANTIES OF APC

a.	APC was organized as a corporation under the laws of Nevada on August 7, 2007. APC is qualified to do business in the following states: Nevada.

b.	A list of the names of APC’s Directors and Officers is attached hereto as Exhibit C and by reference made a part hereof.

c.	APC is in good standing under the laws of Nevada and has the power to own its properties and to carry on its business as it is now being conducted.

d.	There are no liabilities and there is no indebtedness of APC which, in any way, would impair the right of APC to enter into this Agreement or to perform under it.

e.
There are no pending or threatened actions, suits, proceedings or investigations against or affecting APC, at law or in equity, before any federal, state or local court, board or other governmental or administrative agency.

f.	APC is not in violation of any law, regulation or rule, or of any writ, judgment, injunction, order or decree of any court or government authority.

g.
APC has the requisite authority to execute, deliver and perform this Agreement and all other agreements or instruments to be executed by APC pursuant to this Agreement. This Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligation of APC which are or will be enforceable against APC in accordance with their respective terms.

h.	The execution, delivery and performance of this Agreement will not result in the violation of any statute, regulations, judgment, writ, injunction or decree of any court or other agency.

i.	The representations and warranties contained in this Paragraph 9 shall survive and remain in effect following the date hereof.

10.	BREACH; REMEDIES

a.
APC’s Breach:  In the event that APC fails to timely pay to JBM any installment payment of the purchase price as set forth in paragraph 3, or fails to perform any agreement, covenant, representation or warranty under this Agreement which failure (other than the failure to make timely payments where no notice is required) is not cured within thirty (30) days after written notice thereof by JBM to APC, JBM may at JBM’s option (i) deem this Agreement terminated, null, void and of no further force and effect at which time APC shall have no further rights or liabilities under this Agreement and all payments made by APC shall be deemed forfeited and non-refundable, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitations, an action for specific performance.  In the event APC defaults under or breaches this Agreement, it will deliver to JBM all of the drill hole records, maps, reports, core hole tests, feasibility studies, reserve studies and evaluations, mining plans, permits, applications, and all other information and data gathered or developed by APC or on its behalf with respect to the coal and other minerals.  Any permits, licenses or other authorizations obtained will be assigned or transferred from APC to JBM if permitted by law.  If APC completes the drilling and produces the studies and mining plan as provided in paragraph 2, and makes timely all payments provided for in subparagraphs 1.a., b. and c. of the Promissory Note, but defaults on the payment of the $1,250,000 as provided in subparagraph 1.d. of the Promissory Note, and if APC transfers and delivers to JBM all the permits, reports, data, records, maps, core hole tests, studies, plans and information as set forth above in this subparagraph 10.a, upon regaining title to the coal property JBM will give APC a Forty percent (40%) equity interest in JBM, except that APC shall have no interest in the royalties on the coal until JBM has received the first 25 cents per ton royalty.

b.
JBM Breach: In the event that JBM fails to perform any agreement, covenant, representation or warranty under this Agreement, and APC is at that time ready, willing and able to perform all obligations by APC to be performed, APC may at APC’s option: (i) deem this Agreement terminated, null, void and of no further force or effect, at which time JBM shall have no further rights or liabilities under this Agreement, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

c.	Sale Contingency:

i.	Pace and Future Gas have also entered into:

1.
A Mineral Buy and Sell Agreement (the “Mineral Agreement”), dated as of February 4, 2010, whereby Future Gas is purchasing all the other mineral rights owned by Pace and acquired under quit claim deed from Giffen Coal Mines Company dated March 1, 1965 (“Mineral Property”);

2.	a Consulting Agreement, dated as of February 4, 2010; and

3.	a Stock Agreement, dated as of February 4, 2010.

ii.	Future Gas, APC and Pace have also entered into:

1.
Assignment and Assumption of Mineral Buy and Sell Agreement, dated as of March 31, 2010, whereby Future Gas is assigning and APC is assuming all rights, title and interest in the Mineral Agreement; and

2.
Assignment and Assumption of Stock and Consulting Agreements, dated as of March 31, 2010, whereby Future Gas is assigning and APC is assuming all rights, title and interest in the Stock and Consulting Agreements.

iii.
If APC fails to timely make the payments due under the Mineral Agreement and the Coal Agreement and the Consulting Agreement and make timely delivery of the stock under the Stock Agreement, or fails to perform any agreement, covenant, representation or warranty under any of these agreements, JBM hereunder has the option to (i) terminate this Agreement and all of the above-mentioned agreements, in which event they will be null, void and no further force or effect, at which time APC shall have no further rights or liabilities under any such agreements and all payments made by APC shall be deemed non-refundable and forfeited, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

11.	INTEGRATIONS; SURVIVAL OF WARRANTIES; AMENDMENT

a.
Unless otherwise agreed in writing, this Agreement represents the entire understanding of the Parties with respect to the subject matter referenced, and supersedes all prior understandings and agreements heretofore made by and between the Parties; provided that the Parties’ respective warranties and representations shall survive execution of this Agreement.  Neither this Agreement nor any provision hereof may be amended, waived, modified or discharged except by an agreement in writing signed by all Parties.

12.	ATTORNEY’S FEES

a.
In the event of any litigation to construe and/or enforce the terms of this Agreement, the Party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs in addition to any other damages or relief to which such Party may be entitled.

13.	FACSIMILE SIGNATURES

a.	The Parties agree that facsimile signatures by any Party will be treated as original signatures for the purpose of this Agreement.

14.	NOTICES

a.
Any and all notices required under this Agreement shall be in writing and shall be served upon the respective Parties at the addresses shown below or to such other address as the Parties may designate by written notice to the other.

JBM Energy Company, LLC	American Power Corp.

c/o Russell B. Pace, Jr.	16 Market Square Center
410 North Saint Asaph Street	1400 16th Street, Suite 400
Alexandria, VA 22314	Denver, Co 80202
attn: Johannes Peterson

b.	Any notice to be given under this Agreement shall be sent by:

i.	Certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the United States Mail; or

ii.	a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with that courier.

15.	EXECUTION IN COUNTERPARTS; TELEFACSIMILE SIGNATURES

a.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and the Parties may execute copies sent by telefacsimile, and return signed copies by telefacsimile.  Copies signed and returned by telefacsimile shall be deemed and considered executed counterparts, but a Party executing a copy and transmitting same by telefacsimile shall promptly mail or overnight to the other Parties copies bearing the transmitting party’s original signature.

16.	TIME IS OF THE ESSENCE

a.	Time is of the essence in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

JBM ENERGY COMPANY, LLC,
a Delaware limited liability company

By: /s/ Russell B. Pace, Jr.
Russell B. Pace, Jr.
Sole Manager

AMERICAN POWER CORP.,
a Nevada corporation

By: /s/ Alvaro Valencia
Alvaro Valencia
President and Chief Executive Officer